                               EXHIBIT (a)(1)(iv)



                              LETTER OF INFORMATION



                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                        OF

                              THE JUDGE GROUP, INC.

                NOT OWNED BY JUDGE GROUP ACQUISITION CORPORATION

                                       AT

                                 $1.05 PER SHARE

                                       BY

                       JUDGE GROUP ACQUISITION CORPORATION



         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

                EASTERN STANDARD TIME, ON MONDAY, JUNE 16, 2003,

                          UNLESS THE OFFER IS EXTENDED



            --------------------------------------------------------



TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

         We have been engaged by Judge Group Acquisition Corporation, a newly formed Pennsylvania corporation ("Purchaser") currently owned by Martin E. Judge, Jr., Chairman of the Board and Chief Executive Officer of The Judge Group, Inc., a Pennsylvania corporation ("Judge Group") and Michael A. Dunn, President and a Director of Judge Group, to act as Information Agent in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), Judge Group, at $1.05 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 19, 2003, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

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         For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

         1.       The Offer to Purchase, dated May 19, 2003.

         2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares.

         3. The Notice of Guaranteed Delivery to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase).

         4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

         5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on substitute form W-9.

         6. A return envelope addressed to the depositary (as defined below).



      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE
    NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON MONDAY, JUNE 16, 2003, WHICH DATE MAY BE EXTENDED.

         Please note the following:

         1. The tender price is $1.05 per share, net to the Seller in cash without interest.

         2. The Offer is being made for all outstanding shares not owned by Purchaser.

         3. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON MONDAY, JUNE 16, 2003 WHICH DATE MAY BE EXTENDED.

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         4.       The Offer is conditioned on, among other things, (i) the
                  tender of at least a majority of the outstanding Shares, excluding shares beneficially owned by Continuing Shareholders (as defined in the Offer to Purchase) and the executive officers of Judge Group (the "Majority of the Minority Condition"), (ii) the tender of a sufficient number of Shares such that, after the Shares are purchased pursuant to the Offer, Purchaser would own at least 80% of the outstanding Judge Group common stock (the "Minimum Tender Condition"), and
                  (iii) a special committee of independent directors (the "Special Committee") not having modified or withdrawn its recommendation to shareholders. In no event may the Majority of the Minority Condition or the Minimum Tender Condition be waived. The Offer is also subject to the other conditions set forth in the offer to Purchase. See Sections 1 and 11 of the Offer to Purchase.

         5. The Judge Group board of directors must file with the Securities and Exchange Commission (the "SEC") and provide Judge Group shareholders a "Solicitation/Recommendation Statement on Schedule 14D-9" (the "Schedule 14D-9"). The Judge Group board of directors appointed the Special Committee authorized, as appropriate, to consider and to make recommendations with respect to the Offer, including making a recommendation with respect to the position that the full Judge Group board of directors should take in connection with the Schedule 14D-9. The Special Committee has recommended that shareholders tender their shares in the Offer. The Solicitation/Recommendation Statement contains additional information regarding the determination and recommendation of Judge Group's board of directors, including a discussion of the opinion of Legg Mason Wood Walker, Incorporated, (the "Fairness Opinion") delivered to the Special Committee that, as of May 16, 2003, and based on and subject to the assumptions, limitations and qualifications set forth in such Fairness Opinion, the $1.05 price per share to be received in the Offer and the Merger, considered as a single transaction, was fair from a financial point of view, to the Judge Group shareholders being asked to tender their Shares. The Solicitation/Recommendation Statement is being sent to shareholders concurrently with the Offer to Purchase. All shareholders should review carefully the Schedule 14D-9. A discussion of the recommendation is also included in the Offer to Purchase. See "The Offer-SPECIAL FACTORS--Background of the Offer" and "SPECIAL FACTORS--Recommendation of the Board of Directors; Fairness of the Offer and the Merger" for more detailed information.

         6. Tendering holders of shares ("Holders") whose Shares are registered in their own name and who tender directly to StockTrans, Inc., as depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 30% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 8 of the Letter of Transmittal.

         7. Notwithstanding any other provision of the Offer, payment for shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the depositary of
                  (a) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such shares (a "Book-Entry Confirmation") with respect to such shares) into the Depositary's account at the depository trust company, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an "Agent's Message" (as defined in Section 3 to the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering holders may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

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         In order to take advantage of the Offer, certificates for all tendered
Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any required documents must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

         Any holder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the depositary prior to the expiration date, may tender such shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

         Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer (other than the Depositary and the Information Agent as described in the Offer to Purchase). Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         Questions and Requests for additional copies, at Purchaser's expense, of the enclosed material may be directed StockTrans, Inc., the Information Agent for the Offer, at StockTrans, Inc., Attn: Judge Tender Offer, 44 West Lancaster Avenue, Ardmore, Pennsylvania 19003, or call toll free at 1-800-733-1121

                                           Very truly yours,



                                           StockTrans, Inc.


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF MESSRS. JUDGE AND DUNN, PURCHASER, JUDGE GROUP, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENT CONTAINED THEREIN.


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